Exhibit 99.1

EARNINGS RELEASE	April 25, 2006

NORTHWEST PIPE REPORTS FIRST QUARTER 2006 RESULTS

Portland, Oregon, April 25, 2006. Northwest Pipe Company (NASDAQ: NWPX) today reported its results for the first quarter of 2006. Sales were $78.8 million with net income at $2.6 million. Both sales and net income were consistent with results from the first quarter last year.

Water Transmission

Sales in the Water Transmission Group were $56.0 million for the quarter. The gross profit for this Group was $10.2 million, or 18.2% of sales, compared to $10.3 million, or 18.4% of sales, last year.

“Volume was very close to expectations for the quarter,” said Brian W. Dunham, president and chief executive officer. “Margins, however, were somewhat lower than we had hoped. This was due both to mix and some production inefficiencies. Neither of these issues is expected to have a long-term effect.”

Tubular Products

The Tubular Products Group’s sales were $18.9 million for the first quarter of 2006, compared to $19.6 million for the same period last year. Gross profit was $1.9 million compared to $1.8 million in the first quarter of 2005. Gross profit as a percent of sales was 10.1% in the first quarter of 2006, compared to 9.0% in 2005.

“Sales decreased compared to the same period last year, but improved from the $17.7 million in the fourth quarter of 2005, while the gross margin continued to improve sequentially. The sequential improvement in sales and profitability is a result of the shift by this Group to focus on more profitable product lines,” Dunham reported. “As we move into spring and summer, we expect sales to improve further as a result of normal seasonality. Gross profit is also projected to improve slightly as we continue our planned shift in the mix of products sold.”

Fabricated Products

Sales in the Fabricated Products Group were $4.0 million in the first quarter of 2006, compared to $3.2 million for the first quarter last year. The gross profit for this Group was $383,000 or 9.7% of sales, compared to $113,000, or 3.6% of sales, last year. “This Group continues to be dependent on our propane tank product line, which strengthened in the past year. As the year develops, we anticipate greater sales from new products which should lead to overall higher sales and improved profits,” Dunham reported.

Outlook

Water transmission project bidding activity was relatively light in the first quarter. We maintained a solid market share that resulted in a backlog at March 31, 2006 of $129.3 million. Bidding activity and bookings should significantly strengthen in the second quarter of 2006. At this time, we expect to have a very strong second half of the year, but the second quarter volume will be down somewhat from the first quarter. Margins on projects bid in the first quarter have been a little disappointing as well. Historically, margins have strengthened during periods of heavier bidding activity and we anticipate improvement in the months ahead.

Our Tubular Products Group is projected to record increased revenues in the second and third quarters. We continue to work to refine our product offerings to focus on higher margin products in this Group. This strategy has resulted in continuously increasing margins over the past year. Based on current market conditions, margins should improve slightly in the second quarter. Steel costs, however, are expected to increase in May and June and continued improvement in our margins will be dependent on our ability to pass these increases through to our customers.

Our Fabricated Products Group should see sales and profitability improve for the remainder of the year. Historically, results for our propane tank products are lowest in the first quarter, with both sales and profitability increasing through the year. Sales of new products in this Group are developing slowly, as it is taking longer to move into full production on some opportunities. This will improve in the coming quarters, as we receive approvals and purchase commitments for these products and ramp up our manufacturing capability.

Steel costs have been relatively steady in the last several months, but maintaining an adequate supply has been somewhat difficult. As noted earlier, we expect to see prices increase in May and June. Later in the year, we anticipate the supply situation will improve and prices will moderate.

Higher transportation costs have impacted the margins in the Water Transmission Group somewhat in the first quarter. We expect further impact in the second quarter as we work through projects that did not have adequate estimates for these increasing costs. This is a larger issue in Water Transmission due to the long lead times between firm quotations and deliveries but it is also an issue in our other Groups and we are adjusting prices accordingly.

About Northwest Pipe

Northwest Pipe Company manufactures welded steel pipe and other products in three business segments. Its Water Transmission Group is a leading supplier of large diameter, high-pressure steel pipe products that are used primarily for water transmission in the United States and Canada. Its Tubular Products Group manufactures smaller diameter steel pipe for a wide range of construction, agricultural, energy, industrial and mechanical applications. Its Fabricated Products Group manufactures propane tanks and other fabricated products. The Company is headquartered in Portland, Oregon and has nine manufacturing facilities across the United States and Mexico.

Forward-Looking Statements

Statements in this press release by Brian Dunham and statements in the “Outlook” section of this press release are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as expects, anticipates, intends, plans, believes, sees, estimates and variations of such words and similar expressions are intended to identify such forward-looking statements. Such statements reflect management’s current views and estimates of future economic and market circumstances, industry conditions, Company performance and financial results. Actual results could vary materially from the description contained herein due to many factors, including project delays, changes in bidding activity, market demand, operating efficiencies, availability and price of raw materials, availability and market acceptance of new products, product pricing, competitive environment, and other risks described from time to time in the Company’s reports to the Securities and Exchange Commission. The forward-looking statements we make today speak only as of today and we do not undertake any obligation to update any such statements to reflect events or circumstances occurring after today.

CONTACT:	Brian Dunham
Chief Executive Officer 503-382-2332

NORTHWEST PIPE COMPANY

STATEMENTS OF OPERATIONS

(Dollar and share amounts in thousands, except per share amounts)

	Three Months Ended March 31
	2006	2005
Net Sales:
Water Transmission	$55,947	$56,033
Tubular Products	18,900	19,565
Fabricated Products	3,971	3,160

Net Sales	78,818	78,758
Cost of Sales:
Water Transmission	45,774	45,706
Tubular Products	16,992	17,808
Fabricated Products	3,588	3,047

Total Cost of Sales	66,354	66,561
Gross Profit:
Water Transmission	10,173	10,327
Tubular Products	1,908	1,757
Fabricated Products	383	113

Net Gross Profit	12,464	12,197
Selling, General and Administrative	6,416	6,103

Operating Income	6,048	6,094
Interest Expense	1,758	1,881

Income Before Income Taxes	4,290	4,213
Income Tax Expense	1,652	1,622

Net Income	$2,638	$2,591

Basic Earnings per Share	$0.39	$0.39

Diluted Earnings per Share	$0.37	$0.37

Shares used in Per Share Calculation:
Basic	6,841	6,700

Diluted	7,125	7,014